Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Second Quarter 2024 Results
Highlights

•Second quarter 2024 net income of $74.2 million, or $0.62 per diluted share
•Quarterly adjusted EBITDA of $278.1 million
•Share repurchases of $106.0 million in second quarter 2024

Clayton, MO, July 25, 2024 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2024. Second quarter 2024 reported net income was $74.2 million, or $0.62 per diluted share, which compares to second quarter 2023 reported net income of $146.9 million, or $1.13 per diluted share. Second quarter 2024 adjusted EBITDA of $278.1 million excludes depreciation and amortization expense of $129.0 million and restructuring charges of $6.8 million. Second quarter 2023 adjusted EBITDA was $351.1 million. Sales in the second quarter 2024 were $1,644.0 million, compared to $1,702.7 million in the second quarter 2023.
Ken Lane, President and Chief Executive Officer, said, “During the second quarter, the Olin team delivered a 15% sequential improvement in adjusted EBITDA. Our Chlor Alkali Products and Vinyls business benefited from seasonal demand improvement in the second quarter. The Epoxy business continued to improve sequentially as well, delivering higher margins and lower costs from our ongoing delivery of previously announced restructuring plans. At the same time, our Winchester business achieved higher military ammunition shipments and military project revenue, while commercial ammunition shipments were sequentially lower with higher propellant costs, resulting in a relatively flat performance versus the first quarter, as expected.”
Lane continued, “As a result of Hurricane Beryl, Olin’s operations at its Freeport, Texas facility were disrupted in early July. Olin has safely returned many Freeport plants to operation. Wind damage to ancillary equipment has prevented the remainder from resuming production. Once this critical equipment is restored, those remaining assets, including our vinyl chloride monomer and phenol/acetone plants, will be restarted. We currently estimate that Olin’s third quarter 2024 adjusted EBITDA will be reduced by approximately $100 million due to incremental costs to restore operations, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with the storm. Before considering the effects of Hurricane Beryl, we had anticipated our Chemical businesses’ third quarter 2024 adjusted EBITDA would have been comparable to second quarter 2024. We expect our Winchester business third quarter results to improve from second quarter levels with seasonally stronger commercial ammunition demand and higher military shipments and project revenue.”
Commenting on the full year outlook Lane continued, “The anticipated improvement in demand for our Chlor Alkali Products and Vinyls business has been slower to develop than expected earlier this year. Based on our current outlook and before considering the effect of Hurricane Beryl, we believe Olin’s second half 2024 adjusted EBITDA would have been comparable to first half 2024. We will continue to return value to our shareholders, as we maintain our disciplined capital allocation strategy, supported by our strong financial foundation and sustainable cash flow.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the second quarter 2024 were $920.3 million, compared to $1,002.3 million in the second quarter 2023. Second quarter 2024 segment earnings were $99.3 million, compared to $180.1 million in the second quarter 2023. The $80.8 million decrease in segment earnings was primarily due to lower caustic soda pricing partially offset by decreased costs associated with products purchased from other parties, higher volumes, and lower raw material and operating costs. The Chlor Alkali Products and Vinyls second quarter 2023 segment sales and results were negatively impacted by the maintenance turnaround and subsequent operating issues with the vinyl chloride monomer plant at the Freeport, Texas facility resulting in higher costs and reduced profit from lost sales. Chlor Alkali Products and Vinyls second quarter 2024 results included depreciation and amortization expense of $105.8 million compared to $113.3 million in the second quarter 2023.
EPOXY
Epoxy sales for the second quarter 2024 were $317.7 million, compared to $333.8 million in the second quarter 2023. The decrease in sales was primarily due to lower product pricing, partially offset by improved volumes. Second quarter 2024 segment loss was ($3.0) million, compared to segment loss of ($0.5) million in the second quarter 2023. The $2.5 million decrease in segment results was primarily due to lower pricing, partially offset by increased volumes and lower raw material and operating costs. Epoxy second quarter 2024 results included depreciation and amortization expense of $13.4 million compared to $15.2 million in the second quarter 2023.
WINCHESTER
In fourth quarter 2023, Olin completed the acquisition of the White Flyer business, which was included in the Winchester segment. White Flyer designs, manufactures and sells recreational trap, skeet, international and sporting clay targets. Winchester sales for the second quarter 2024 were $406.0 million, compared to $366.6 million in the second quarter 2023. The increase in sales was primarily due to higher international military sales, military project revenue, and White Flyer sales, partially offset by lower commercial ammunition sales. Second quarter 2024 segment earnings were $70.3 million, compared to $64.7 million in the second quarter 2023. The $5.6 million increase in segment earnings was primarily due to White Flyer earnings and higher military shipments and military project revenue, partially offset by lower commercial ammunition shipments and pricing and higher propellant costs. Winchester second quarter 2024 results included depreciation and amortization expense of $8.3 million compared to $6.3 million in the second quarter 2023.
CORPORATE AND OTHER COSTS
Second quarter 2024 charges to income for environmental investigatory and remedial activities were $6.4 million compared to $13.0 million in the second quarter 2023. The charges relate primarily to future remedial activities associated with past manufacturing operations.
Other corporate and unallocated costs in the second quarter of 2024 decreased $5.4 million compared to second quarter 2023 primarily due to lower incentive costs, including mark-to-market on stock-based compensation, lower legal-related costs, and a favorable foreign currency impact.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on June 30, 2024, was $182.1 million. Olin ended the second quarter 2024 with net debt of approximately $2.7 billion and a net debt to adjusted EBITDA ratio of 2.6 times. During the first half 2024, net debt increased by $229.0 million, primarily driven by typical seasonal working capital. The increase in working capital was $166.3 million in first half 2024. On June 30, 2024, Olin had approximately $1.0 billion of available liquidity.
During second quarter 2024, approximately 1.9 million shares of common stock were repurchased at a cost of $106.0 million. On June 30, 2024, Olin had approximately $0.8 billion available under its share repurchase authorization.

CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss second quarter 2024 financial results at 9:00 a.m. Eastern time on Friday, July 26, 2024. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin.
FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;

•the failure or an interruption, including cyber-attacks, of our information technology systems;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;
Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2024-11

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Sales	$1,644.0	$1,702.7	$3,279.3	$3,547.0
Operating Expenses:
Cost of Goods Sold	1,406.2	1,392.6	2,834.2	2,834.3
Selling and Administrative	94.6	101.2	196.5	213.0
Restructuring Charges(b)	6.8	19.2	15.1	80.1
Other Operating Income(c)	—	27.0	0.2	27.5
Operating Income	136.4	216.7	233.7	447.1
Interest Expense	46.6	45.3	91.2	87.7
Interest Income	0.9	1.1	1.7	2.2
Non-operating Pension Income	5.9	5.4	12.7	11.1
Income before Taxes	96.6	177.9	156.9	372.7
Income Tax Provision	24.3	33.2	36.8	74.0
Net Income	72.3	144.7	120.1	298.7
Net Loss Attributable to Noncontrolling Interests	(1.9)	(2.2)	(2.7)	(4.5)
Net Income Attributable to Olin Corporation	$74.2	$146.9	$122.8	$303.2
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$0.63	$1.15	$1.03	$2.35
Diluted	$0.62	$1.13	$1.01	$2.29
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	118.5	127.4	119.1	129.2
Average Common Shares Outstanding - Diluted	120.2	130.4	121.0	132.4

(a)Unaudited.
(b)Restructuring charges for the three and six months ended June 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $4.9 million and $17.7 million, respectively, were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Sales:
Chlor Alkali Products and Vinyls	$920.3	$1,002.3	$1,804.9	$2,119.4
Epoxy	317.7	333.8	659.0	694.5
Winchester	406.0	366.6	815.4	733.1
Total Sales	$1,644.0	$1,702.7	$3,279.3	$3,547.0
Income before Taxes:
Chlor Alkali Products and Vinyls	$99.3	$180.1	$175.9	$426.0
Epoxy	(3.0)	(0.5)	(14.8)	20.9
Winchester	70.3	64.7	142.5	125.7
Corporate/Other:
Environmental Expense	(6.4)	(13.0)	(12.2)	(16.2)
Other Corporate and Unallocated Costs	(17.0)	(22.4)	(42.8)	(56.7)
Restructuring Charges(b)	(6.8)	(19.2)	(15.1)	(80.1)
Other Operating Income(c)	—	27.0	0.2	27.5
Interest Expense	(46.6)	(45.3)	(91.2)	(87.7)
Interest Income	0.9	1.1	1.7	2.2
Non-operating Pension Income	5.9	5.4	12.7	11.1
Income before Taxes	$96.6	$177.9	$156.9	$372.7

(a)Unaudited.
(b)Restructuring charges for both the three and six months ended June 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $4.9 million and $17.7 million, respectively, were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2024	2023	2023
Assets:
Cash and Cash Equivalents	$182.1	$170.3	$161.1
Accounts Receivable, Net	903.6	874.7	869.8
Income Taxes Receivable	17.7	15.3	32.8
Inventories, Net	872.9	858.8	1,081.2
Other Current Assets	82.0	54.1	53.3
Total Current Assets	2,058.3	1,973.2	2,198.2
Property, Plant and Equipment (Less Accumulated Depreciation of $5,009.8, $4,826.3 and $4,636.9)	2,395.1	2,519.6	2,550.6
Operating Lease Assets, Net	321.2	344.7	335.7
Deferred Income Taxes	91.5	87.4	82.6
Other Assets	1,144.8	1,118.5	1,108.6
Intangibles, Net	226.3	245.8	255.9
Goodwill	1,423.4	1,424.0	1,420.9
Total Assets	$7,660.6	$7,713.2	$7,952.5
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$121.8	$78.8	$9.0
Accounts Payable	779.1	775.4	750.0
Income Taxes Payable	122.5	154.7	139.6
Current Operating Lease Liabilities	67.1	69.3	70.2
Accrued Liabilities	348.8	450.0	426.9
Total Current Liabilities	1,439.3	1,528.2	1,395.7
Long-term Debt	2,789.1	2,591.3	2,717.3
Operating Lease Liabilities	261.0	283.1	273.6
Accrued Pension Liability	201.8	225.8	225.4
Deferred Income Taxes	467.9	476.2	505.9
Other Liabilities	332.2	340.3	363.0
Total Liabilities	5,491.3	5,444.9	5,480.9
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 117.5, 120.2 and 125.8 Shares	117.5	120.2	125.8
Additional Paid-in Capital	—	24.8	313.7
Accumulated Other Comprehensive Loss	(474.0)	(496.3)	(483.4)
Retained Earnings	2,492.6	2,583.7	2,475.9
Olin Corporation’s Shareholders’ Equity	2,136.1	2,232.4	2,432.0
Noncontrolling Interests	33.2	35.9	39.6
Total Equity	2,169.3	2,268.3	2,471.6
Total Liabilities and Equity	$7,660.6	$7,713.2	$7,952.5

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2024	2023
Operating Activities:
Net Income	$120.1	$298.7
Depreciation and Amortization	258.7	273.9
Gains on Disposition of Property, Plant and Equipment	—	(27.0)
Stock-based Compensation	6.4	8.4
Write-off of Equipment and Facility included in Restructuring Charges	—	17.7
Deferred Income Taxes	(23.3)	(27.7)
Qualified Pension Plan Contributions	(0.8)	(1.5)
Qualified Pension Plan Income	(11.7)	(9.9)
Changes in Assets and Liabilities:
Receivables	(37.4)	52.8
Income Taxes Receivable/Payable	(30.9)	14.3
Inventories	(19.3)	(137.9)
Other Current Assets	(14.9)	(1.8)
Accounts Payable and Accrued Liabilities	(63.8)	(141.1)
Other Assets	(18.2)	(13.4)
Other Noncurrent Liabilities	2.7	43.1
Other Operating Activities	4.0	(5.6)
Net Operating Activities	171.6	343.0
Investing Activities:
Capital Expenditures	(100.8)	(128.8)
Payments under Other Long-term Supply Contracts	(46.7)	(29.6)
Proceeds from Disposition of Property, Plant and Equipment	—	28.8
Other Investing Activities	(2.9)	(1.0)
Net Investing Activities	(150.4)	(130.6)
Financing Activities:
Long-term Debt Borrowings, Net	238.9	143.7
Common Stock Repurchased and Retired	(211.4)	(393.0)
Stock Options Exercised	21.7	11.9
Employee Taxes Paid for Share-based Payment Arrangements	(10.5)	—
Dividends Paid	(47.6)	(51.8)
Contributions Received from Noncontrolling Interests	—	44.1
Net Financing Activities	(8.9)	(245.1)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.5)	(0.2)
Net Increase (Decrease) in Cash and Cash Equivalents	11.8	(32.9)
Cash and Cash Equivalents, Beginning of Year	170.3	194.0
Cash and Cash Equivalents, End of Period	$182.1	$161.1

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$72.3	$144.7	$120.1	$298.7
Add Back:
Interest Expense	46.6	45.3	91.2	87.7
Interest Income	(0.9)	(1.1)	(1.7)	(2.2)
Income Tax Provision	24.3	33.2	36.8	74.0
Depreciation and Amortization	129.0	136.8	258.7	273.9
EBITDA	271.3	358.9	505.1	732.1
Add Back:
Restructuring Charges	6.8	19.2	15.1	80.1
Certain Non-recurring Items (b)	—	(27.0)	—	(27.0)
Adjusted EBITDA	$278.1	$351.1	$520.2	$785.2

(a)Unaudited.
(b)Certain non-recurring items for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	June 30,	December 31,	June 30,
(In millions)	2024	2023	2023
Current Installments of Long-term Debt	$121.8	$78.8	$9.0
Long-term Debt	2,789.1	2,591.3	2,717.3
Total Debt	2,910.9	2,670.1	2,726.3
Less: Cash and Cash Equivalents	(182.1)	(170.3)	(161.1)
Net Debt	$2,728.8	$2,499.8	$2,565.2

Trailing Twelve Months Adjusted EBITDA(b)	$1,045.1	$1,310.1	$1,774.8

Net Debt to Adjusted EBITDA	2.6	1.9	1.4

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of June 30, 2024 is calculated as the six months ended June 30, 2024 plus the year ended December 31, 2023 less the six months ended June 30, 2023. Trailing Twelve Months Adjusted EBITDA as of June 30, 2023 is calculated as the six months ended June 30, 2023 plus the year ended December 31, 2022 less the six months ended June 30, 2022.